Articles of Incorporation - 1
                            ARTICLES OF INCORPORATION
                                       OF
                   International Sports Marketing Group, Inc.

                                                               * * * * *

              I, the undersigned, for the purpose of forming a corporation under the general corporation laws of the State of Nevada, to do business within the State of Nevada, do make and file these Articles of Incorporation hereby declaring and certifying that the facts stated are true:

                                    ARTICLE I
                                      NAME

              The name of the corporation is;
                           International Sports Marketing Group, Inc.

                                   ARTICLE II
                               NATURE OF BUSINESS

              The corporation may engage in or transact any and all lawful activities or business permitted under the laws of the United States, the State of Nevada or any other state, county, territory or Nation.

                                   ARTICLE III
                                    DURATION

              The duration of this corporation shall be perpetual, unless sooner dissolved in accordance with applicable statutes.

                                   ARTICLE IV
                      RESIDENT AGENT AND REGISTERED OFFICE

              Section 3.01 Resident Agent. The name and address of the resident agent for service of process is: Corporate Capital
              ---------------------------
Formation, Inc., 2724 Otter Creek Ct., 101, Las Vegas, Nevada 89117-1732
              Section 3.02 Registered Office. The address of its registered office is: 2724 Otter Creek Ct., 101, Las Vegas, Nevada
              ------------------------------
89117-1732

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              Section 3.03 Other Offices. The corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of the directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.

                                    ARTICLE V
                                 SHARES OF STOCK

              The amount of the total authorized capital stock of the corporation is twenty five million (25,000,000) Common Shares with a par value of one tenth mil ($0.001) per share.
              All such shares shall be designated as Common Stock. The authorized Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may from time to time be fixed by the Board of Directors.
              The Board of Directors may issue such shares of Common Stock in one or more series, at such price and in such numbers of each series with such voting powers, designations, preferences, and rights or qualifications or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.
                                   ARTICLE VI
                                    DIRECTORS

              Section 5.01 Governing Board. The members of the governing board of the corporation shall be styled as directors.
              ----------------------------
              Section 5.02 Initial Board of Directors. The initial Board of Directors shall consist of one member, as follows:
              ---------------------------------------
                                  Michael Smith
                            2724 Otter Creek Ct., 101
                            Las Vegas, NV 89117-1732

This individual shall serve as director until his/her successor(s) shall have been elected and qualified.
              Section 5.03 Change in Number of Directors. The number of specific or total directors may be increased or decreased by a duly adopted amendment to the By-laws of the corporation.

                                   ARTICLE VII
                                  INCORPORATOR
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              The name and address of the incorporator is: Michael Smith, 2724
Otter Creek Ct., 101, Las Vegas, Nevada 89117-1732

                                  ARTICLE VIII
                       DIRECTORS' AND OFFICERS' LIABILITY

              A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of NRS 78.300. Any repeal or modification of this Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

                                   ARTICLE IX
                                    INDEMNITY

              Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he, or a person of whom he is a legal representative, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement), reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and , without limiting the generality of such statement, they shall be entitled to their respective rights of

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 indemnification under any By-law
agreement, vote of stockholder, provision of law or otherwise, as well as their rights under this Article.
              Without limiting the application of the foregoing, the Board of directors may adopt by-laws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as a representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.
              The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

                                    ARTICLE X
                                   AMENDMENTS

              This corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-laws, in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or said By-laws, and all rights conferred upon the stockholders are granted subject to this reservation.

                                   ARTICLE XI
                               POWERS OF DIRECTORS

              In furtherance, and not in limitation, of the powers conferred by statute, the Board of Directors is expressly authorized:
              (1) Subject to the By-laws, if any, adopted by the stockholders, to make, alter or repeal the By-laws of the corporation;
              (2) To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon real or personal property of the corporation;
              (3) To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;
              (4) To set apart out of any of the funds of the corporation available for dividends a reserve for any purpose and to abolish any such reserve; and

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              (5) by resolution adopted by a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.
              All corporate powers of the corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.

              IN WITNESS WHEREOF, I have hereunto set my hand this13st day of October 1999.

-----------------------------
Michael Smith, Incorporator


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